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Cypress Semiconductor Corporation
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The following presentation was made available to stockholders of Cypress Semiconductor Corporation on May 3, 2017.

KeepCypressMoving Forward Delivering Stockholder Value May 3, 2017 www.KeepCypressMovingForward.com

Safe Harbor Statement Forward-Looking Statements Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; our 2017 Annual Meeting of Stockholders; the composition of our Board of Directors; and the Company’s financial and operational performance. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to: the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. Use of Non-GAAP Financial Measures and GAAP Reconciliation This presentation contains financial measures that have not been prepared in accordance with GAAP. Reconciliations of these non-GAAP measures to their most directly comparable GAAP measures can be found in the Appendix to this presentation. There are limitations in using non-GAAP financial measures including those discussed in the Appendix.

Cypress Stockholders, Consider: Are you better off now than a year ago, before Cypress replaced an underperforming CEO and set the Company on a new path with clear strategic direction to create stockholder value?

Cypress Has Engineered a Turnaround and is Delivering Stockholder Value Under Rodgers’ leadership, Cypress had become stagnant and significant stockholder value was destroyed For the Period Ending with Rodgers’ Departure Since Rodgers’ Departure Cypress Performance Relative to: 2011 (5 Year) 2012 (4 Year) 2013 (3 Year) 2014 (2 Year) 2015 (1 Year) Outperformance / Underperformance S&P 500 Index -121.7% -91.1% -37.4% -14.7% -27.9% +36.5% S&P Semiconductors Index -102.8% -118.1% -86.7% -31.7% -32.3% +18.7% Peer Group -119.6% -119.0% -82.8% -26.9% -29.0% +8.7% 1. Total returns including dividends which are assumed reinvested at prevailing price of security/index on payment date 2. Performance during Rodgers’ tenure calculated as period ending April 27, 2016 and Starting April 27 of year shown 3. Peer group calculated as an equally total return index based on group in Cypress’ 2016 10-K, which includes Analog Devices, Marvell, Maxim Integrated, Microchip, Microsemi, NVIDIA, ON Semi, Qorvo, Skyworks, Synaptics, and Xilinx 4. Performance since Rodgers’ departure calculated as of 5/2/17 5. Sources: Capital IQ and Bloomberg

Background – How We Got Here Moving Cypress forward required replacing the former CEO, who had become ineffective and offered no clear strategic direction for the Company  In 2016, Board determined Rodgers was no longer the right leader – Company underperformance, stockholder value destruction, and what the Board believed was low employee morale and poor customer engagement  Rodgers’ departure was necessary for Cypress to change course and transition to Cypress 3.0  Forced out, Rodgers declared war on the Cypress Board, stating “this is war” and “in a matter of weeks I will be back and you will be out.” Now he is running a proxy contest to replace two key members of the Board, putting stockholder value at risk  Our Cypress 3.0 strategy is working and we are on the right track. Since Rodgers’ departure, Cypress has: - - - - Posted strong operating and financial results Captured market share in the fast-growing automotive market Delivered rapid growth in IoT Generated positive investor reactions - - - - Hosted a well-received Analyst Day Garnered equity research analyst support Increased customer interaction Seen significant employee morale improvement Allowing Rodgers to regain influence would put Cypress’ strong momentum at risk

Cypress’ Evolution Pre-Spansion from Rodgers Era Has Benefited Post-Spansion Stockholders Cypress 3.0 $25 $20 $15 $10 $5 Jan-14 May-14 Sep-14 Feb-15 Jun-15 Nov-15 Mar-16 Aug-16 Dec-16 May-17 1. Expectations at announcement represent average of Cypress management’s full year Pro Forma Combined Including Synergies Cases 1 and 2 from Spansion merger proxy materials dated 12/19/14 2. Adjusted to include pre-close Spansion revenue and impact of purchase accounting from Spansion merger of $220 million in 2015. Includes $41 million of True Touch revenue which was divested in August 2015 3. Excludes the acquired Broadcom IoT revenues of $135 million in 2016 which was not contemplated in the S-4 filing 4. All financial metrics are non-GAAP. Stock price data as of 5/2/17 Cypress Stock Price ($) Years of Declining Margins and Stagnant Growth 23.8% 12.6%13.3% 10.0% Under Rodgers’ Autocratic Leadership Cypress Fails to Deliver on Spansion Potential Expectations (1)ActualUnderperformance Board Takes Definitive Action with New Strategic Change  Removes Rodgers as CEO and Board Member  Hires El-Khoury as CEO $995 $770$723$725 2011201220132014 Revenue 201520162015 (2)2016 (3)20152016 Revenue$2,104$2,260$1,847$1,807-12.2%-20.0%  Names Bingham to interim role of Executive Chairman  Launches new strategic directions – Cypress 3.0 Operating Margin +1.5% -13.2% +47.3%

New Cypress 3.0 Strategy is Right For The Changing Environment To win and lead in segments growing faster than the semiconductor industry, Cypress… …Repositioned strategically with Cypress 3.0 …Changed the Company culture and operations Complete embedded solutions with integrated software Automotive Industrial Consumer • Management style is inclusive, focusing on delegation and personal initiative Strategy Employees are now empowered Target Markets • Reduced operational complexity (P&Ls decreased from 216 to 15) Restructured segments and aligned with go to market Cypress is now a more streamlined and nimble organization Microcontroller Wireless connectivity Embedded memory USB-C • Product Focus Cypress is now more customer-focused • As CEO, El-Khoury has spent more than 50% of his time with customers Flexible manufacturing model with light capital expenditures Operations Automotive Industrial / Medical Internet of Things Networking and Servers Consumer Electronics Cypress: The Global Embedded Systems Leader

Cypress 3.0 is Driving Strong Improvement in Financial Performance Revenue / Growth Gross Profit / Margin Operating Profit / Margin EPS / Growth 39.3% 36.9% 12.2% +25.1% +85.7% 7.5% Q1'16 Q1'17 Revenue Q1'16 Q1'17 Gross Profit Margin Q1'16 Q1'17 Operating Profit Margin Q1'16 Q1'17 EPS YoY Growth YoY Growth 1. All financial metrics non-GAAP $65 $32 $0.13 $0.07 $209 $157 $532 $425

Cypress 3.0 Has Translated Into Market Outperformance 170% 170% 160% 160% Cypress: +47% 150% 150% 140% 140% Peer Average: +42% 130% 130% 120% 120% 110% 110% 100% 100% 90% 90% 80% 80% 70% 70% 60% 60% 50% 50% 40% 40% Apr-15 Jul-15 Oct-15 Jan-16 Apr-16 Apr-16 Jul-16 Sep-16 Dec-16 Feb-17 May-17 1. Equal-weighted average return for peer group listed in Cypress 2016 10-K, which includes Analog Devices, Marvell, Maxim Integrated, Microchip, Microsemi, NVIDIA, ON Semi, Qorvo, Skyworks, Synaptics, and Xilinx Charts indexed to 4/27/15 (Left) and 4/27/16 (Right) closing prices Market data as of 5/2/17 2. 3. Indexed Share Price Performance Indexed Share Price Performance Cypress 4/28/16: T.J. Rodgers Peer Average forced to resign as CEO Cypress Peer Average 4/28/16: T.J. Rodgers forced to resign as CEO Peer Average: +1% Cypress: -30% EL-KHOURY TENURE RODGERS TENURE

KEEP CYPRESS MOVING FORWARD

Wall Street Analysts…

…Recognized Change Was Necessary…

- "Long-standing CEO, T.J. Rodgers steps down. Rodgers had been under some pressure from investors since the acquisition of Spansion and lack of stock performance. **New leadership could be a catalyst for the shares**" – *Needham, April 28, 2016*
- "We think **T.J. Rodgers stepping down could be a good thing**" – *Pacific Crest, April 28, 2016*
- "…we think the **'new blood' in the CEO role will be a positive catalyst for the stock**" – *Wedbush, April 28, 2016*
- "In our view, **the change in top leadership will help reprioritize the company towards higher growth**, more stable end markets -- auto, industrial, and IoT" – *Needham, August 17, 2016*

…and Are in Support of Cypress 3.0

- "In our view, **CY is one of the most attractive turnaround stories in semis**. Our estimates remain 10-20% above consensus as we see potential for CY to translate past investments into faster revenue growth which could drive substantial operating leverage (2.5x revenue growth) and a 40%+ EPS CAGR through CY19." – *BAML, March 28, 2017*
- "**Breathing a sigh of relief.** At last year's analyst day, even the most senior employees seemed to cower under the prior CEO. At today's event, the **new CEO went out of his way to highlight a more functional, normal, working environment.** Because we see fear as a poor motivator for excellent performance, we see the culture change as a distinct positive for the stock, in particular over the long-term." - *SunTrust, March 29, 2017*
- "**CY's earnings growth trajectory is the fastest in our coverage universe**…We like semiconductor stocks with gross margin expansion…of our coverage universe, **CY has the highest level of margin expansion of 800bps over six quarters** (relative to median expansion of 150bps for the group)." – *Needham, April 28, 2017*

10

CYPRESS EMBEDDED IN TOMORROW

We Are on The Right Track 1 2 3 4 Now is NOT the time to go backwards Cypress has the right management team and highly qualified Board – generating momentum, accelerating growth, driving stockholder value Cypress has made a significant financial recovery and cultural shift in the past year – now poised for long-term growth and profitability Cypress 3.0 is the right strategy, as evidenced by our strong results Stockholders are in a much better position today than a year ago

Cypress’ High Caliber Board and Management Team

The Right Board to Continue Driving Stockholder Value 1 2 3 4 Deeply committed to stockholder-friendly corporate governance framework Independent Directors who are focused on creating stockholder value Other than CEO and Executive Chairman, all Cypress Directors are independent; Executive Chairman was independent until agreeing on new role to support CEO transition All understand they are directly accountable to stockholders No personal agendas; focused solely on enhancing stockholder value Team of outstanding and experienced leaders with a commitment to building a Board with the right mix of skills and business experience to drive strategy Commitment and ongoing search to complement the existing Board with new directors New directors must bring non-redundant skills that support the Cypress 3.0 strategy and promote diversity among Board members Active, engaged and capable of making independent, difficult decisions – as evidenced by removal of Rodgers

Commitment to Strong Corporate Governance & Stockholder Engagement  Deeply committed to stockholder-friendly corporate governance framework - Proactively strengthening corporate governance program • • • Proxy access adopted in March 2017 Majority voting in uncontested elections; plurality vote in contested elections implemented in March 2017 “No pledging” policy for Directors and NEOs adopted in February 2017 - Other stockholder-friendly governance features: • • • • • • • • • Annually elected Board Independence (other than the CEO and the Executive Chairman) Incumbent Directors who receive more “against" votes than "for" votes must tender resignation No stockholder rights plan (“poison pill”) No dual class stock or supermajority provisions Clawback policy requiring return of performance-based compensation payments under certain circumstances Provisions for stockholders to act by written consent Stockholders satisfying certain criteria can call a special meeting Provisions allowing eligible stockholders to include their director nominees on the Company's proxy materials (beginning 2018 Annual Meeting of Stockholders) Majority voting provisions in line with majority of public companies who use majority voting for director elections, including approximately 90% of S&P 500 companies •  Actively engaging stockholders to seek their input and insights - Feedback from CalSTRS led to important changes (elimination of cumulative voting and implementation new majority/plurality standard) Well-defined conflict of interest policies at all levels of the Company - Like any public company, Cypress has processes in place to prevent conflicts of interests relating to directors’ positions at other public companies  Cypress has an overall ISS Quality Score of 1 Best possible score, indicating low governance risks ISS score as of 4/1/17

The Right Management Structure For The Current Environment  Board appointed Bingham to temporary position of Executive Chairman to assist El-Khoury and the management team’s transition from a founder-led company Bingham is uniquely positioned to fill this role  - - - - Significant CEO experience Deep background in the semiconductor industry Strong financial expertise Proven M&A track record  Bingham has contributed to the successful execution of the Cypress 3.0 strategy – Working closely with El-Khoury to: •Carry out the positive cultural shift, which has been embraced across the organization •To drive relationships with new customers, distributors, and procurement partners Conducted site visits to Cypress facilities in India, Japan, China, Israel, and throughout Europe to provide executive level support for 3.0 transition Represented Cypress at leading industry events and conferences – – The Board regularly assesses the Executive Chairman role, which was always intended to be transitional Given the strong momentum of Cypress 3.0, the Board expects that the Company will transition away from an Executive Chairman structure in the current calendar year

T.J. Rodgers’ Hand-Picked Director Candidates and His Disingenuous Campaign

Setting The Record Straight   Rodgers’ claims regarding Cypress and its Board members result from his promise to declare war on the Board Stockholders should be aware of the facts: 1 2 3 4 5 …and constitutes a double standard, given that McCranie served on the boards of two companies that are direct competitors Cypress, while he was on the Board of Cypress Rodgers’ conflict of interest claim is untrue… Rodgers voted and approved Bingham’s role and compensation Rodgers’ handpicked nominees would not bring additive skills and actions suggest they would not act independently Rodgers and his candidates have no plan to create stockholder value

Rodgers and His Candidates Have No Plan to Create Stockholder Value Rodgers and his nominees have put forth no substantive ideas to create stockholder value They have simply criticized the Company over its progress moving Cypress forward Rodgers’ claims that Cypress has “an operations problem” and a “low gross margin” are misleading   GAAP gross margin has increased 740 basis points and non-GAAP gross margin has increased 237 basis points from the first quarter of 2016 through the first quarter of 2017 Cypress has attracted significant new investor interest  Importantly, Cypress’ Board is overseeing execution of a focused strategy already creating stockholder value Cypress 3.0 aims at improving the operations and margins problems created under Rodgers’ tenure

Rodgers’ Handpicked Nominees Would Not Bring Additive Skills and Their Actions Suggest They Would Not Act Independently  Cypress regularly evaluates Board composition and is currently engaged in an ongoing search to ensure the right mix of skills and business experience to advance Cypress 3.0 No evidence to suggest that Rodgers' nominees would bring any new or specific skills that the Board does not already possess Replacing two existing Cypress directors with Rodgers' nominees would not be additive Rodgers’ nominees’ actions call into question their independence – clearly indicating they are working with Rodgers McCranie – who held two executive roles at Cypress under Rodgers – and Martino have signed Rodgers’ recent letters to stockholders, advocating for Rodgers’ own demands and echoing his claims without any evidence of independent thought McCranie does not meet Nasdaq’s criteria for director independence Stockholders: Don’t be manipulated by Rodgers Cypress does not need Rodgers’ negative influence back in the Boardroom

Rodgers Voted and Approved Bingham’s Role and Compensation  Rodgers is now criticizing a decision that he supported  On August 10, 2016, Rodgers voted to approve: Bingham’s compensation, which was Bingham’s appointment determined by the Board, working with three independent compensation advisors as Executive Chairman  The independent compensation advisors, including Pearl Meyers, determined Bingham’s compensation is in line with Executive Chairman roles at comparable companies The Board regularly assesses the Executive Chairman role, which was always intended to be transitional Given the strong momentum of Cypress 3.0, the Board expects that the Company will transition away from an Executive Chairman structure in the current calendar year

Rodgers’ Conflict of Interest Claim is Untrue…  In February 2016, when Rodgers was still CEO and a Director, Cypress strategically decided not to move forward with Lattice or other non-IoT opportunities  Cypress in September 2016 again declined to pursue a Lattice transaction, consistent with the Board’s previous decision to focus on IoT  Bingham had not joined Canyon Bridge when it announced the Lattice transaction -November 3, 2016 press release announcing the transaction prematurely referred to Bingham as a Founding Partner of Canyon Bridge -Bingham joined in December 2016  In line with its commitment to good corporate governance, Cypress’ Board evaluated whether there was a conflict of interest and determined there was none - - - Bingham discussed Canyon Bridge role with Cypress Board and outside counsel prior to joining Bingham was not involved in Canyon Bridge’s efforts to source Lattice transaction, perform due diligence or negotiate terms Cypress’ Lead Independent Director, with outside counsel, confirmed these facts No past conflict of interest existed because Cypress was not interested in acquiring Lattice Semiconductor

Rodgers’ Conflict of Interest Claim is Untrue…  Cypress has strong governance practices and well-defined conflict of interest policies at all levels of the company  Serving on multiple Boards is common practice for public company directors No conflict exists Cypress has an overall ISS Quality Score of 1 Best possible score, indicating low governance risks ISS score as of 4/1/17

…and Constitutes a Double Standard  While on Cypress’ Board, McCranie also served on Boards of Freescale Semiconductor and ON Semiconductor – both of which were direct competitors to Cypress and naturally would have competed for the same acquisition targets  Rodgers was CEO at this time and clearly comfortable with the practice given Cypress’ governance structure  Cypress employs the same strong governance standards as it did at that time Rodgers applies different standards when it suits his purposes

Conclusion

The Right Directors, The Right Leadership and The Right Strategy to Guide Cypress Forward 1 2 3 4 5 Protect Your Investment by Voting for Cypress’ Highly Qualified Directors on the WHITE Card Rodgers’ campaign is a personal vendetta – following through on his departing threat to “be back.” He is seeking to install two handpicked nominees with no new ideas or skills for Cypress 3.0 to carry out his personal agenda, putting business momentum at risk and taking us backwards Board made difficult decisions and necessary changes to end era of stagnant growth and transition Cypress from founder-led company to Cypress 3.0 Cypress’ recent performance demonstrates we are on the right track, positioned to compete and win in rapidly changing marketplace Cypress’ recent performance demonstrates we are on the right track, positioned to compete and win in rapidly changing marketplace Board and management team are successfully executing Cypress 3.0 strategy to deliver lasting stockholder value

Director Profiles

The Right Board to Continue Driving Stockholder Value  Extensive Board Experience. Has served on nine different corporate boards, including four public companies and five large private company boards  Significant Financial and Accounting Experience. Certified public accountant, certified internal auditor, certified fraud examiner and a former trustee of the Committee of Sponsoring Organizations (COSO), the organization that wrote the internal control standards used by most corporations and the AICPA Council. He served on the FASAC, an advisory committee to the FASB on emerging standards, and the FAF, which overseas the FASB. He has also been an expert witness in 37 major fraud cases, including some of the largest financial statement fraud cases in U.S. history STEVE W. ALBRECHT Independent Director  Published Expert on Corporate Ethics. Albrecht’s research has resulted in the publication of over 100 articles on business ethics and accounting in professional and academic journals, and has authored or co-authored over 25 books on fraud, integrity, financial accounting and corporate governance/Boards of Directors. Albrecht also teaches corporate governance and Board of Director courses to MBAs  Broad Corporate and Organizational Experience. He has consulted a large number of organizations, including Fortune 500 companies, major financial institutions, the United Nations, the FBI, and others  Widely Acclaimed. In 2013, Albrecht was included in the NACD Directorship 100, earning the accolade of one of the top 50 Corporate Directors in America and was named one of 100 most influential accounting professionals in the United States by Accounting Today magazine on five separate occasions

The Right Board to Continue Driving Stockholder Value  Vast industry experience. Over 40 years of experience in the IT and broader technology industries  Significant management and leadership experience. Has held the position of CEO at two public companies over the course of 13 years   Extensive corporate governance experience. Has served on the Board of over 25 companies, including ten public companies ERIC A. BENHAMOU Lead Independent Director   Experience of growing an organization. As CEO of 3Com, Benhamou grew the Company into a Fortune 500 company with revenues of over $5.7 billion, an increase of over ten-fold   Significant financial and M&A expertise. Has participated in seven IPOs and over 30 M&A transactions, as well as made active investments in early stage information technology firms

The Right Board to Continue Driving Stockholder Value   Strong track record of delivering value to stockholders. With a distinguished career spanning over 35 years, Bingham has achieved an average TSR of 39%   History of successfully managing and growing businesses into global operations. Under his leadership as CEO, CFO and Executive Chairman, Cadence Design Systems grew from a $360 million company to a $1.3 billion global industry leader   Extensive leadership experience. Has held several executive management positions, including at the Chairman, Executive Chairman, CEO and CFO levels, which has given him a unique perspective that is invaluable to the Company, making him the ideal advisor to El-Khoury RAY BINGHAM Executive Chairman   Substantial public board experience. Over the course of 25 years, Bingham has served on the Boards of 11 public companies, including 5 Fortune 500 companies, 3 semiconductor companies and 2 semi related companies   Significant financial and M&A expertise. Cypress benefits from Bingham’s financial expertise, particularly his experience as the former CFO of Cadence   Global Industry Leader Award recipient. Recently recognized by ChipEx2017 Board of Directors “for significant contribution to the semiconductor industry and for leading technology companies to global success.” Bingham was also recognized by the Financial Times as an “Outstanding Director”

The Right Board to Continue Driving Stockholder Value   Architect of successful Cypress 3.0 strategy. Under El-Khoury’s leadership, Cypress is positioned to succeed in today’s rapidly evolving marketplace by focusing on the fast-growing automotive, IoT and industrial segments   Extensive knowledge of Cypress’ target markets, including the key automotive industry. El-Khoury established and led Cypress’ automotive business unit, where he significantly grew revenue, market share and technology leadership. In addition, as EVP of Cypress’ Programmable Systems Division, he managed the Company’s standard and programmable microcontroller (MCU) portfolio, including its Platform PSoC family of devices HASSANE EL-KHOURY Director, President & CEO   Strong leadership and operational management skills. As a senior executive at Cypress, El-Khoury has demonstrated strong leadership and judgment over the past nine years, leading the Company’s most innovative businesses, and playing a key role in the successful integration of Spansion and Broadcom’s IoT business   Strong embedded systems expertise and focus on software development critical to the needs of Cypress 3.0   Driving cultural change at Cypress. El-Khoury’s management style is inclusive, empowering employees by focusing on delegation and personal initiative, allowing him and his management team to focus on customers, strategy and the delivery of world-class solutions

The Right Board to Continue Driving Stockholder Value   Over 30 years of semiconductor industry expertise. Brings substantial semiconductor expertise, having served as CEO of SK Hynix, one of the world’s largest semiconductor companies, as well as on the SK Hynix Board, and continues to serve as a senior advisor to the Company. He is also a former Director of Spansion and former Chairman of the Korea Semiconductor Industry Association   Broad senior leadership experience. While at SK Hynix, Kwon held many leadership positions in areas such as business development, finance, marketing, strategic planning and manufacturing, and played an integral role in many initiatives critical to the Company's business restructuring, recapitalization, strategic alliances and new business development O. C. KWON Independent Director   Strong international experience relevant to Asian market, Cypress’ largest and fastest-growing market. Resides in Korea and China, and speaks Korean, Chinese and English

The Right Board to Continue Driving Stockholder Value   Significant advisory experience. With over 35 years of experience, van den Hoek has served in technology-related advisory roles for companies in the Semiconductor, MEMS, Software, Solar and battery and Automotive Industries. He has held Board positions at seven private and two public companies   Extensive technical and manufacturing experience. Over 30 years of semiconductor industry experience as a senior technical executive in the areas of R&D, Business Operations, Manufacturing, Business Development, Human Resources and Legal WILBERT VAN DEN HOEK Independent Director   Proven experience driving growth and strategic direction. As CTO at Novellus Systems, van den Hoek was responsible for setting the technical direction of the Company. During his tenure with Novellus Systems, the company’s annual revenue grew from $50 million to in excess of $1.5 billion   Accomplished industry expert. van den Hoek is the author of more than 30 technical papers and holds 22 United States patents

The Right Board to Continue Driving Stockholder Value   Significant financial expertise with a focus on advising global semiconductor and technology companies in M&A, capital structure, financing, strategy and governance. Over 30 years of experience as an executive advisor to the technology industry, serving as a managing director and advisory director in Goldman, Sachs & Co.’s Technology, Media & Telecommunications Investment Banking Group. From 1991 to 1999, Wishart served as a managing director at Lehman Brothers, including as its head of the Global Technology Group. He previously held various positions in Smith Barney’s Investment Banking Division from 1978 to 1991 MICHAEL S. WISHART Independent Director   Public company semiconductor experience. Wishart previously served as a Director of Spansion

Appendix

Non-GAAP Financial To supplement its condensed consolidated unaudited financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures listed below, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in detail below.  Revenue;  Margin;  Margin%;  Research and development expenses;  Selling, general and administrative expenses;  Provision (benefit) for income taxes;  Pretax profit margin %;  Operating income (loss);  Net income (loss); and  Diluted earnings (loss) per share. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of the Company's operations which, when viewed in conjunction with Cypress's GAAP results, provide a more comprehensive understanding of the various factors and trends affecting the Company's business and operations. The Company presents non-GAAP financial measures because management uses these measures to analyze and assess the Company's financial results and to manage the business. There are limitations in using non-GAAP financial measures including those discussed below. Moreover, the Company’s non-GAAP measures may be calculated differently than non-GAAP financial measures used by other companies. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Measures As presented in the "Non-GAAP Results" tables in this press release, each of the non-GAAP financial measures excludes one or more of the following items: Acquisition-related charges: Acquisition-related charges are not factored into management's evaluation of potential acquisitions or Cypress's performance after completion of acquisitions, because they are not related to the Company's core operating performance. However, a limitation of non-GAAP measures that exclude acquisition-related charges is that these charges may represent payments that reduce the excludes this item from its internal operating forecasts and models. However, a limitation of non-GAAP measures that exclude share-based compensation expense is that they do not reflect the full costs of compensating employees. Other adjustments: These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and ongoing operating performance of Cypress. Excluding these items, which can vary significantly from quarter to quarter, allows management to better compare Cypress’s period-over-period performance. However, limitations of non-GAAP measures that exclude these items include that these adjustments are often subjective and may not be comparable to similarly-titled non-GAAP financial measures used by other companies. Other adjustments primarily include:  Revenue from an intellectual property license,  Changes in value of deferred compensation plan assets and liability,  Investment-related gains or losses, including equity method investments,  Restructuring and related costs,  Debt issuance costs, including imputed interest related to the equity component of convertible debt,  Asset impairments,  Tax effects of non-GAAP adjustments,  Certain other expenses and benefits, and  Diluted weighted average shares non-GAAP adjustment – for purposes of calculating non-GAAP diluted earnings per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of share-based compensation expense. cash available to the Company for other purposes. related expenses primarily include: Acquisition- Amortization of purchased intangibles, including purchased technology, patents, customer relationships, trademarks, backlog and non-compete agreements;  Amortization of step-up in value of inventory recorded as part of purchase price accounting; and  One-time charges associated with completing an acquisition including items such as contract termination costs, severance and other acquisition-related restructuring costs; costs incurred in connection with integration activities, and legal and accounting costs. Share-based compensation expense: Share-based compensation expense relates primarily to employee stock options, restricted stock units, performance stock units and the employee stock purchase plan. Share-based compensation expense is a non-cash expense that is affected by changes in market factors including the price of Cypress’s common shares, which are not within the control of management. In addition, the valuation of share-based compensation is subjective, and the expense recognized by Cypress may be significantly different than the expense recognized by other companies for similar equity awards, which makes it difficult to assess Cypress’s results compared to its competitors. Accordingly, management

KEEP CYPRESS MOVING FORWARD

Reconciliation of GAAP Measures to Non-GAAP Measures

	Q1'17	Q4'16	Q3'16	Q2'16	Q1'16
GAAP Revenue	$531,874	$530,172	$523,845	$450,127	$418,964
Revenue from IP License	—	—	6,250	6,250	6,250
Non-GAAP Revenue	$531,874	$530,172	$530,095	$456,377	$425,214
GAAP Margin	$199,061	$201,952	$198,620	$158,778	$125,785
Revenue from IP License	—	—	6,250	6,250	6,250
Stock based compensation	5,331	6,589	4,852	4,278	5,647
Changes in value of deferred compensation plan	166	42	113	86	46
Merger, integration and related costs	4,214	3,994	4,934	3,149	19,113
Non-GAAP Margin	$208,772	$212,577	$214,769	$172,541	$156,842
GAAP Operating Expense	$215,417	$240,328	$164,924	$673,770	$217,869
Stock-based compensation	20,606	28,980	22,461	14,571	17,890
Changes in value of deferred compensation plan	1,605	439	1,150	772	413
Merger, integration and related costs	(1,478)	5,612	12,327	8,533	39,198
Amortization of Intangible assets	48,249	52,104	54,849	32,605	35,187
Restructuring costs, including severance	2,572	17,237	7,970	5,153	269
Goodwill impairment charge	—	—	—	488,504	—
Impairment related to assets held for sale	—	1,960	35,259	—	—
Gain related to investment in Deca Technologies	—	—	(112,774)	—	—
Tax impact of Non-GAAP adjustments	—	—	(179)	380	—
Non-GAAP operating Expense	$143,863	$133,996	$143,861	$123,252	$124,912

	Q1'17	Q4'16	Q3'16	Q2'16	Q1'16
GAAP Net (Loss) Income	$(45,782)	$(72,367)	$9,411	$(519,274)	$(104,022)
Revenue from IP License	—	—	6,250	6,250	6,250
Stock based compensation	25,937	35,568	27,313	18,849	23,538
Changes in value of deferred compensation plan	213	(160)	56	254	586
Merger, integration and related costs	2,735	9,606	17,261	11,682	58,311
Impairment related to assets held for sale	—	1,960	35,259	—	—
Gain related to investment in Deca Technologies	—	—	(112,774)	—	—
Losses from equity method investments	5,076	8,766	4,233	2,568	2,078
Imputed interest on convertible debt and other	4,347	4,459	3,876	1,919	628
Amortization of Intangible assets	48,249	52,104	54,849	32,605	35,187
Restructuring costs	2,572	17,237	7,970	5,153	269
Goodwill impairment charge		—	—	488,504	—
Tax impact of Non-GAAP adjustments	2,540	(3,350)	(237)	(8,314)	161
Non-GAAP Net Income	$45,887	$53,823	$53,467	$40,196	$22,985
Non-GAAP Operating Income	$64,908	$78,581	$70,908	$49,289	$31,930
Add: Non-GAAP Depreciation	16,157	16,057	19,454	19,558	20,214
Non-GAAP Adjusted EBITDA	$81,065	$94,638	$90,362	$68,847	$52,144
GAAP Weighted-average diluted shares	326,964	322,800	343,718	314,305	320,351
Effect of dilutive securities:					
Stock options, unvested restricted stock and other	14,853	17,199	6,991	12,858	11,045
Impact of convertible bond	17,304	15,138	—	12,577	9,417
Weighted-average common shares outstanding for diluted computation	359,121	355,137	350,709	339,740	340,813
GAAP Net loss per share – Diluted	$(0.14)	$(0.22)	$0.03	$(1.65)	$(0.32)
Excluded Items per share impact of Non-GAAP adjustments	$0.27	0.37	0.12	1.77	0.39
Non-GAAP earnings per share – Diluted	$0.13	$0.15	$0.15	$0.12	$0.07

36

CYPRESS
EMBEDDED IN TOMORROW

Reconciliation of GAAP Measures to Non-GAAP Measures (cont’d) FY2015 FY2014 FY2013 FY2012 FY2011 GAAP Revenue $1,607,853 $725,497 $722,693 $769,687 $995,204 Revenue from IP License 18,750 — — — — Non-GAAP Revenue $1,626,603 $725,497 $722,693 $769,687 $995,204 GAAP Operating Income (Loss) $(341,834) $22,873 $(58,195) $(17,195) $153,719 Stock-based compensation expense 98,458 50,170 73,020 78,455 100,781 Gain from divestiture (66,472) — — 1,746 (34,291) Acquisition-related expense 5,220 14,244 34,056 13,401 2,892 Changes in value of deferred compensation plan (531) 3,075 6,393 2,649 (685) Impairment of assets, restructuring, and other charges 182 5,067 17,152 10,642 10,381 Legal and other 1,450 1,330 — — — Effect of Non-GAAP revenue from intellectual property license 18,750 — — — — Spansion merger costs and related amortization 374,852 — — — — Patent license fee Building donation — — — — — — 7,100 — — 4,125 Non-GAAP Operating Income (Loss) $90,075 $96,759 $72,426 $96,798 $236,922